                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               OmniAmerica, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                               OMNIAMERICA, INC.
                          12001 STATE HIGHWAY 14 NORTH
                         CEDAR CREST, NEW MEXICO 87008

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 11, 1998
                             ---------------------

     Notice is hereby given that the Annual Meeting of Stockholders of OmniAmerica, Inc., a Delaware corporation (the "Company"), will be held on Friday, December 11, 1998, at 10:00 a.m., local time, at Hotel Crescent Court, 400 Cresent Court, Dallas, Texas 75201 for the following purposes:

          1. To elect three Class I Directors for terms expiring in 2001; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on November 3, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such stockholders will be maintained at the offices of Weil, Gotshal & Manges LLP at 100 Crescent Court, Suite 1300, Dallas, Texas 75201, during the ten-day period prior to the date of the meeting and will be available for inspection by stockholders, for any purpose germane to the meeting, during ordinary business hours.

     We hope you will be represented at the meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important and the Board of Directors appreciates the cooperation of stockholders in directing proxies to vote at the meeting.

                                            By Order of the Board of Directors,

                                            DENNIS K. HARTNETT
                                            Corporate Secretary

November 9, 1998

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                               OMNIAMERICA, INC.
                             12001 HIGHWAY 14 NORTH
                         CEDAR CREST, NEW MEXICO 87008
                                 (505) 281-2197
                             ---------------------

                                PROXY STATEMENT
                                NOVEMBER 9, 1998
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is being sent by the Board of Directors (the "Board of Directors") of OmniAmerica, Inc., a Delaware corporation (the "Company"), to the holders of common stock, par value $.01 per share, of the Company (the "Common Stock"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on Friday, December 11, 1998, at Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, and at any and all adjournments thereof.

     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Corporate Secretary of the Company prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the stockholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted FOR the election of the three Class I Director nominees recommended by the Board of Directors and in accordance with the discretion of the named attorneys-in-fact on other matters properly brought before the Annual Meeting.

     The expense of preparing, printing and mailing this Proxy Statement and of soliciting the proxies sought hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person, or by telephone, facsimile transmission or otherwise by officers, directors and regular employees of the Company, none of whom will receive additional compensation for those services. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will provide reimbursement for the cost of forwarding those materials in accordance with customary practice. Your cooperation in promptly signing, dating and returning the enclosed proxy card will help to avoid additional expense.

     At October 29, 1998, the Company had 15,106,360 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote. Only stockholders of record at the close of business on November 3, 1998, will be entitled to notice of, and to vote at, the Annual Meeting.

     This Proxy Statement and the enclosed proxy card are first being mailed to stockholders of the Company on or about November 9, 1998.

                  OUTSTANDING VOTING SECURITIES OF THE COMPANY
                         AND PRINCIPAL HOLDERS THEREOF

     As of October 29, 1998, there were 15,106,360 shares of Common Stock issued and outstanding. The following table sets forth certain information, as of October 29, 1998, with respect to the beneficial ownership of shares of Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock (as derived solely from the Company's review of Schedules 13D and 13G on file with the Securities and Exchange Commission (the "Commission") and from correspondence received from or telephone conversations with certain stockholders of the Company), (ii) each director of the Company, (iii) each Named Executive Officer (as defined in "Executive Compensation"), and (iv) all executive officers and directors of the Company as a group.

                                                             AMOUNT AND NATURE OF
                                                            BENEFICIAL OWNERSHIP OF
           NAME AND ADDRESS OF BENEFICIAL OWNER                 COMMON STOCK(1)        PERCENT OF CLASS
           ------------------------------------             -----------------------    ----------------
Thomas O. Hicks...........................................         6,676,099(2)               44.2%
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201-6950
HMTF/Omni Partners, L.P...................................         6,648,811                  44.0%
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201-6950
Tommie R. Carpenter.......................................         2,280,000(3)               15.1%
  888 Coburn St. South
  Salem, Oregon 97302
Michael R. Budagher.......................................         2,155,000(4)               14.3%
  12001 Hwy 14 North
  Cedar Crest, New Mexico 87001
John D. Emery.............................................            14,000(5)                  *
Jack D. Furst.............................................            17,604                     *
Carl E. Hirsch............................................            41,900(6)                  *
Jeffrey A. Howard.........................................           181,250(7)                  *
Lawrence D. Stuart, Jr....................................             5,065                     *
Ernie L. Carpenter........................................                --                    --
J. Otis Winters...........................................                --                    --
Anthony S. Ocepek.........................................                --(6)                 --
F. Howard Mandel..........................................                --(6)                 --
All executive officers and directors as a group (11
  persons)................................................         2,414,819                  15.8%

---------------

 *  Less than 1%.

(1) Based upon information supplied or confirmed by officers, directors and the principal stockholders. The percentage of class assumes the exercise of all options and warrants held by the named individual that are exercisable on October 29, 1998, or within sixty days thereafter, but not the exercise of any other options or warrants that are outstanding.

(2) Includes (i) 24,412 shares owned of record by Mr. Hicks, (ii) 2,876 shares owned of record by six trusts of which Mr. Hicks serves as trustee and (iii) 6,648,811 shares owned of record by HMTF/Omni Partners, L.P., a limited partnership of which the sole general partner is HM3/OmniAmerica Partners, LLC, a limited liability company of which the sole member is HM3 Coinvestors, L.P., a limited partnership of which the sole general partner is Hicks, Muse GP Partners III, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund III Incorporated, a corporation of which Mr. Hicks is the sole director, Chairman of the Board, Chief Executive Officer, Secretary and sole stockholder. Mr. Hicks expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock not owned of record by him.

(3) Includes (i) 174,300 shares owned of record by Mr. Carpenter, (ii) 174,300 shares owned of record by Virginia Carpenter, Mr. Carpenter's wife, and
    (iii) 1,931,400 shares owned by Carpenter Family Investments LLC, of which Mr. Carpenter and his wife are the sole members.

(4) Consists entirely of shares owned by the Budagher Family LLC, of which Mr. Budagher is the general manager.

(5) Consists entirely of shares that are deemed beneficially owned by Mr. Emery by virtue of options held by him that are exercisable within 60 days of October 29, 1998.

(6) In addition to shares of Common Stock, if any, owned of record by Messrs. Hirsch, Ocepek and Mandel, each of Messrs. Hirsch, Ocepek and Mandel is also a limited partner of HMTF/Omni Partners, L.P. The percentage ownership represented by Messrs. Hirsch's, Ocepek's and Mandel's limited partnership interests are equivalent to 487,847, 487,847 and 71,118 shares, respectively, of the shares of Common Stock owned by HMTF/Omni Partners, L.P. Each of Messrs. Hirsch, Ocepek and Mandel expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock not owned of record by him.

(7) Includes (i) 50,000 shares owned of record by Mr. Howard and (ii) 131,250 shares that are deemed beneficially owned by Mr. Howard by virtue of options held by him that are exercisable within 60 days of October 29, 1998.

CHANGES IN CONTROL OF REGISTRANT

     On April 23, 1998, the Company and OmniAmerica Holdings Corporation ("Holdings") consummated the merger (the "April Merger") of OAI Acquisition Corp., a wholly-owned subsidiary of the Company, with and into Holdings, with Holdings surviving as a wholly-owned subsidiary of the Company. At the effective time of the April Merger (the "Effective Time"), each share of common stock, par value $.01 per share, of Holdings outstanding immediately prior to the Effective Time was converted into the right to receive 0.09109398 shares of Common Stock. At the consummation of the April Merger, the Company issued 6,750,000 shares of Common Stock to HMTF/Omni Partners, L.P., a Delaware limited partnership ("OmniPartners"), the former stockholder of Holdings. As a result of the April Merger, OmniPartners acquired approximately 43.1% of the outstanding Common Stock pursuant to the transaction.

     In connection with the April Merger, the Company and OmniPartners entered into a Stockholders Agreement (as defined hereinafter) with, among others, Mr. Tommie Carpenter (who owned 2,380,000 shares of Common Stock at that time), Mr. Budagher and the Budagher Family, LLC (which owned 2,355,000 shares of Common Stock at that time), pursuant to which each of (i) Hicks, Muse, Tate & Furst Incorporated, an affiliate of OmniPartners ("HMTF"), and (ii) Mr. Tommie Carpenter, Mr. Budagher and the Budagher Family, LLC (acting together as the "Stockholder Group") is entitled to designate up to four directors of the Company, dependent upon the percentage of Common Stock owned by OmniPartners and its affiliates or the Stockholder Group, as applicable. See "Certain Relationships and Related Transactions" for a more complete description of the Stockholders Agreement.

                                (PROPOSAL NO. 1)

                 PROPOSAL FOR THE ELECTION OF CLASS I DIRECTORS

     Action will be taken at the Annual Meeting for the election of three Class I Directors for terms expiring in 2001. It is intended that the attorneys-in-fact named in the proxy card will vote FOR the election of the three nominees listed below, unless instructions to the contrary are given therein. These nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for one or more of the nominees, it is intended that the attorneys-in-fact will vote FOR such substitute nominee(s) as the Board of Directors may designate. All directors elected at the Annual Meeting will hold office until their respective successors are elected and qualified.

     The Company does not have a nominating committee. The persons named below have been nominated by the Board of Directors for election as Class I Directors. Each nominee presently serves as a Class I Director of the Company.

                           CLASS I DIRECTOR NOMINEES

JOHN D. EMERY, Age 51
Director

     Mr. Emery has been a Director of the Company since 1994 and currently serves as a Class I Director. For more than five years prior to the date hereof, Mr. Emery has been President of Corporate Development Center, Inc., a consulting firm specializing in assisting fast-growth companies, arranging mergers and acquisitions, rendering expert valuations and providing crisis management services to businesses. In August 1997, Mr. Emery founded Growth Dynamics, LLC, which provides consulting and other services primarily to new or recently formed high technology companies. Mr. Emery has taught Entrepreneurship, Business Ethics and Organizational Environment, and Business Policy and Strategy at the University of New Mexico.

CARL E. HIRSCH, Age 52
Director, President and Chief Executive Officer

     Mr. Hirsch has served as President, Chief Executive Officer and Director of the Company since April 1998. Mr. Hirsch currently serves as a Class I Director. From October 1997 until April 1998, Mr. Hirsch served as President and Chief Executive Officer of OmniAmerica Towers, Inc. Prior to that time and for more than five years prior to the date hereof, Mr. Hirsch served as the Chairman of the Board, President and Chief Executive Officer of OmniAmerica Communications, Inc., a radio broadcast company and the managing general partner of OmniAmerica Group.

JEFFREY A. HOWARD, Age 38
Director, Vice President -- Corporate Development

     Mr. Howard has served as Vice President -- Corporate Development and Director of the Company since April 1998. Mr. Howard currently serves as a Class I Director. From December 1997 until April 1998, Mr. Howard served as Vice President -- Business Development of the Company. From March 1994 to December 1997, Mr. Howard was a named partner of the law firm, Jordaan, Howard & Pennington, PLLC. Prior to that time and for more than five years prior to the date hereof, Mr. Howard served as Vice President and General Counsel of Carlyle Capital Markets, Inc.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE INDIVIDUALS NOMINATED FOR ELECTION AS CLASS I DIRECTORS.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
                               AND ITS COMMITTEES

     The Board of Directors of the Company met on five occasions during fiscal 1998. In connection with the April Merger, the size of the Board of Directors was increased from six members to eight members; Terry D. Farmer, Frank D. Lackey and Jon D. Word resigned from the Board; and Jack D. Furst, Carl E. Hirsch, Jeffrey A. Howard, Lawrence D. Stuart, Jr. and J. Otis Winters were elected to the Board. The Delaware General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. During the fiscal year ended June 30, 1998, an Audit Committee, a Compensation and Primary Stock Option Committee and a Secondary Stock Option Committee served at the request of the Board of Directors. The only current directors of the Company who were directors for the full fiscal year 1998 are Michael R. Budagher, Ernie L. Carpenter and John D. Emery, each of whom attended at least 75% of the meetings of the Board of Directors held during the period for which he was a director and the meetings of the committee or committees on which he served during such a period.

     Audit Committee. Prior to the April Merger, the Audit Committee was composed of three non-employee directors, Messrs. Emery, Farmer and Word. This committee meets with the Company's independent public accountants to review the scope and results of auditing procedures and the Company's accounting principles employed in the Company's financial reporting. The Audit Committee met one time during the fiscal year ended June 30, 1998. As of October 1998, the Audit Committee is composed of two non-employee directors. The current members of the Audit Committee are Messrs. Emery and Winters.

     Compensation and Primary Stock Option Committee. Prior to the April Merger, the Compensation and Primary Stock Option Committee (the "Prior Compensation Committee") was composed of three non-employee directors, Messrs. Emery, Farmer and Word. The Prior Compensation Committee was responsible for determining and reviewing the compensation of the officers of the Company, including the Company's Chief Executive Officer. The Prior Compensation Committee was also responsible for determining and reviewing executive bonus plan targets and allocations and administering the terms and provisions of the Company's Amended and Restated 1994 Stock Option Plan (which was amended in July 1998 to disallow any further grants or options under that plan). The Prior Compensation Committee also had sole and exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs under the 1997 Stock Incentive Plan (which was amended in July 1998 to disallow any further grants or options under that plan) with respect to officers or directors of the Company subject to the short swing profit liabilities of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Prior Compensation Committee also had authority to administer the Discretionary Option Grant and Stock Issuance Programs under the 1997 Stock Incentive Plan with respect to eligible persons other than officers or directors of the Company subject to the short swing profit liabilities of Section 16 of the Exchange Act. The Prior Compensation Committee met one time during the fiscal year ended June 30, 1998.

     Secondary Stock Option Committee. During the 1998 fiscal year, the Secondary Stock Option Committee was composed of one director, Mr. Budagher, who was not eligible to receive stock options under the Company's Outside Directors' Stock Option Plan (the "Outside Directors' Stock Option Plan"). The Secondary Stock Option Committee had authority to administer the Outside Directors' Stock Option Plan. The Secondary Stock Option Committee met four times during the fiscal year ended June 30, 1998.

     As of October 1998, the Board of Directors restructured the Prior Compensation Committee and eliminated the Secondary Stock Option Committee. Presently, a newly-formed Compensation Committee determines and reviews the compensation (including executive bonus plan targets and allocations) of all the officers of the Company, and a newly-formed Stock Option Subcommittee administers all of the Company's option and incentive plans, including the Company's 1998 Stock Option Plan. The Compensation Committee is currently composed of four non-employee directors, Messrs. Emery, Furst, Stuart and Winters. Messrs. Emery and Winters also serve on the Stock Option Subcommittee. The Board of Directors has also established an Executive Committee composed of Messrs. Budagher, Furst, Hirsch and Stuart.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth information regarding the current directors, nominees for director and executive officers of the Company:

     The Board of Directors of the Company is classified into three classes. Each Class I Director will hold office until the 1998 annual meeting of stockholders of the Company, each Class II Director will hold office until the 1999 annual meeting of stockholders of the Company and each Class III Director will hold office until the 2000 annual meeting of stockholders of the Company and, in each case, until his successor is duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation of the Company or the Bylaws of the Company, or as otherwise provided by applicable law.

NAME                                    AGE                        POSITION
----                                    ---                        --------
Michael R. Budagher...................  40    Chief Operating Officer and Vice Chairman, Director
Ernie L. Carpenter....................  58    Director
John D. Emery.........................  51    Director
Jack D. Furst.........................  39    Chairman of the Board, Director
Carl E. Hirsch........................  52    President and Chief Executive Officer, Director
Jeffrey A. Howard.....................  38    Vice President -- Corporate Development, Director
F. Howard Mandel......................  37    Vice President and General Counsel
Anthony S. Ocepek.....................  60    Executive Vice President and Chief Financial
                                              Officer
Steven M. Smith.......................  33    Vice President -- Finance
Lawrence D. Stuart, Jr................  54    Director
J. Otis Winters.......................  65    Director

     Mr. Budagher has served as Chief Operating Officer and Vice Chairman of the Company since the effective date of the April Merger and Treasurer of the Company since June 1996. Prior to the effective date of the April Merger, and from the inception of the Company, Mr. Budagher served as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Budagher has served as a Director of the Company since its inception and is currently serving as a Class III Director. Mr. Budagher is also a founder, stockholder and President of Specialty Antenna Site Resources, Inc. ("SASR") and was a founder and served as President of Specialty Constructors Coatings, Inc. until March 1997.

     Mr. Carpenter was elected to the Board of Directors in September 1997 and currently serves as a Class II Director. Since March 1997, Mr. Carpenter has been President and Chief Executive Officer of Microwave Tower Service, Inc., a wholly-owned subsidiary of the Company ("MTS"). For more than five years prior to March 1997, Mr. Carpenter was Controller of MTS.

     Mr. Emery has been a Director of the Company since 1994 and currently serves as a Class I Director. For more than five years prior to the date hereof, Mr. Emery has been President of Corporate Development Center, Inc., a consulting firm specializing in assisting fast-growth companies, arranging mergers and acquisitions, rendering expert valuations and providing crisis management services to businesses. In August 1997, Mr. Emery founded Growth Dynamics, LLC, which provides consulting and other services primarily to new or recently formed high technology companies. Mr. Emery has taught Entrepreneurship, Business Ethics and Organizational Environment, and Business Policy and Strategy at the University of New Mexico.

     Mr. Furst has been Chairman of the Board and a Director of the Company since April 1998 and currently serves as a Class III Director. Mr. Furst is a Managing Director and Principal of Hicks, Muse, Tate & Furst Incorporated and has held such position since 1989. Mr. Furst currently serves as a Director of Cooperative Computing, Inc., Hedstrom Corp., International Wire Holding Company, Viasystems, Inc. and Triton Energy Limited.

     Mr. Hirsch has served as President, Chief Executive Officer and Director of the Company since April 1998. Mr. Hirsch currently serves as a Class I Director. From October 1997 until April 1998, Mr. Hirsch served as President and Chief Executive Officer of OmniAmerica Towers, Inc. Prior to that time and for more than five years prior to the date hereof, Mr. Hirsch served as the Chairman of the Board, President and Chief Executive Officer of OmniAmerica Communications, Inc., a radio broadcast company and the managing general partner of OmniAmerica Group.

     Mr. Howard has served as Vice President -- Corporate Development and Director of the Company since April 1998. Mr. Howard currently serves as a Class I Director. From December 1997 until April 1998, Mr. Howard served as Vice President -- Business Development of the Company. From March 1994 to December 1997, Mr. Howard was a named partner of the law firm, Jordaan, Howard & Pennington, PLLC. Prior to that time and for more than five years prior to the date hereof, Mr. Howard served as Vice President and General Counsel of Carlyle Capital Markets, Inc.

     Mr. Mandel has served as Vice President and General Counsel of the Company since April 1998. Since November 1997, Mr. Mandel has served as Vice President of OmniAmerica Towers, Inc. For more than five years prior to the date hereof, Mr. Mandel served as an associate and a partner of the law firm of Thompson, Hine & Flory LLP. Mr. Mandel continues to be a non-equity partner of the same firm.

     Mr. Ocepek has served as Executive Vice President and Chief Financial Officer of the Company since April 1998. From October 1997 until April 1998, Mr. Ocepek served as Senior Vice President, Chief Financial Officer and Director of OmniAmerica Towers, Inc. For more than five years prior to the date hereof, Mr. Ocepek served as the Senior Vice President of OmniAmerica Communications, Inc., a radio broadcast company and the managing general partner of OmniAmerica Group.

     Mr. Smith has served as Vice President -- Finance since April 1998. From November 1997 until April 1998, Mr. Smith served as Vice President of OmniAmerica Towers, Inc. For more than five years prior to the date hereof, Mr. Smith served as Vice President -- Finance of OmniAmerica Communications, Inc., a radio broadcast company and the managing general partner of OmniAmerica Group.

     Mr. Stuart has served as a Director of the Company since April 1998 and currently serves as a Class II Director. Mr. Stuart is a Managing Director and Principal of Hicks, Muse, Tate & Furst Incorporated and has held such position since October 1995. Prior to joining Hicks, Muse, Tate & Furst Incorporated, from 1990 to 1995, Mr. Stuart served as the managing partner of the Dallas office of the law firm Weil, Gotshal & Manges LLP. Mr. Stuart currently serves as a Director of Capstar Broadcasting Corp., Chancellor Media Corp. and Arena Brands Holding Corporation.

     Mr. Winters has served as a Director of the Company since May 1998 and currently serves as a Class II Director. Mr. Winters has served in several positions, including Chief Executive Officer and Chairman of the Board, with PWS Group Inc. during the last five years. Mr. Winters currently serves as a Director of Dynegy, Inc., AMX Corporation, Walden Residential Properties, Inc., Chancellor Media Corporation and Triton Energy Limited.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during each of the three years in the period ended June 30, 1998 to the following individuals (the "Named Executive Officers"): (i) the Chief Executive Officer and each other individual who was serving as an executive officer of the Company at June 30, 1998 whose total annual salary and bonus for the fiscal year ended June 30, 1998 was in excess of $100,000 and (ii) Michael R. Budagher, who served as Chief Executive Officer of the Company prior to the April Merger and who was serving as the Vice Chairman and Chief Operating Officer of the Company at June 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                              ANNUAL COMPENSATION        COMPENSATION
                                         -----------------------------   ------------
                                                                          SECURITIES        ALL
                                                                          UNDERLYING       OTHER
      NAME AND PRINCIPAL POSITION        YEAR     SALARY($)   BONUS($)     OPTIONS      COMPENSATION
      ---------------------------        ----     ---------   --------   ------------   ------------
Carl E. Hirsch.........................  1998(1)   273,500         --           --            --
  President and Chief Executive          1997           --         --           --            --
  Officer (since April 23, 1998)         1996           --         --           --            --
Anthony S. Ocepek......................  1998(1)   232,944         --           --            --
  Executive Vice President and           1997           --         --           --            --
  Chief Financial Officer                1996           --         --           --            --
  (since April 23, 1998)
Ernie L. Carpenter.....................  1998      150,000         --       60,000            --
  President and Chief Executive Officer  1997      116,667    110,000           --            --
  of Microwave Tower Service, Inc.       1996       50,000     35,000           --            --
F. Howard Mandel.......................  1998(1)   116,667         --           --            --
  Vice President and General Counsel     1997           --         --           --            --
  (since April 23, 1998)                 1996           --         --           --            --
Michael R. Budagher....................  1998       70,833         --           --         1,000(2)
  Vice Chairman and Chief Operating      1997       85,000         --           --           850(2)
  Officer (since April 23, 1998) and     1996       85,000         --           --            --
  Chief Executive Officer
  (until April 23, 1998)

---------------

(1) Amounts for the fiscal year ended June 30, 1998 for Messrs. Hirsch, Ocepek and Mandel include compensation paid to such individuals as executive officers of OmniAmerica Holdings Corporation and its subsidiaries prior to the April Merger.

(2) Reflects employer contributions under the Specialty Constructors, Inc. Profit Sharing Plan.

     The following table summarizes option grants made during the fiscal year ended June 30, 1998 to the Named Executive Officers. Other than as set forth below, no stock options, SARs or awards under any long-term incentive plan were granted to any Named Executive Officer in the fiscal year ended June 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                                                   -----------------------------------------------------
                                                   NUMBER OF
                                                   SECURITIES    PERCENT OF
                                                   UNDERLYING   TOTAL OPTIONS
                                                    OPTIONS      GRANTED TO     EXERCISE OR
                                                    GRANTED     EMPLOYEES IN    BASE PRICE    EXPIRATION
                                                     (#)(1)      FISCAL YEAR      ($/SH)         DATE
                                                   ----------   -------------   -----------   ----------
Ernie L. Carpenter...............................    60,000         18.7%         $12.50       12/3/07

---------------

(1) The options to purchase Common Stock were granted under the Company's 1997 Stock Incentive Plan and become exercisable in three equal annual installments commencing on January 1, 1999.

     The following table summarizes the value of options to acquire Common Stock held by the Named Executive Officers as of June 30, 1998. Other than as set forth below, at June 30, 1998, no Named Executive Officer held any unexercised stock options or SARs.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION VALUES(1)

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                           OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                       FISCAL YEAR END (#)       FISCAL YEAR END ($)(2)
                                                    -------------------------   -------------------------
                                                    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                                                    -------------------------   -------------------------
Ernie L. Carpenter................................          0/60,000                   0/1,470,000

---------------

(1) No options were exercised by a Named Executive Officer in fiscal 1998.

(2) Reflects a market value of the underlying securities of $37.00 per share, the closing price on The Nasdaq Stock Market on June 30, 1998, less the exercise price.

EMPLOYMENT AGREEMENTS

     Executive Employment Agreements with Messrs. Hirsch, Budagher and
Ocepek. Each of Messrs. Hirsch, Budagher and Ocepek entered into Executive Employment Agreements with the Company effective April 23, 1998 with terms ending on April 23, 2000; provided that the term of each such employment agreement shall be extended for successive one year terms unless either party shall give notice that the term shall not be so extended at least 120 days prior to the end of the initial term or annual extension, as the case may be. The employment agreements provide that Messrs. Hirsch, Budagher and Ocepek shall serve as the President and Chief Executive Officer, Vice Chairman and Chief Operating Officer, and Executive Vice President and Chief Financial Officer, respectively, of the Company.

     The employment agreements further provide that Messrs. Hirsch, Budagher and Ocepek shall receive an annual base salary of $295,000, $245,000 and $245,000, respectively, subject to increase as determined in the sole discretion of the Board of Directors of the Company, and that each such executive officer shall be eligible for annual bonuses based on budgeted earnings before income tax, depreciation and amortization and other criteria established by the Board of Directors at the beginning of each fiscal year. The employment agreements also provide that Messrs. Hirsch, Budagher and Ocepek will be entitled to other customary benefits generally made available to other executives of the Company.

     The employment agreements provide for a severance payment equal to twelve months base salary in the event of termination of employment by the executive for Good Reason (as defined) or by the Company other than for Cause (as defined), Financial Cause (as defined) or the executive's death, permanent disability or retirement and for severance payments equal to six months base salary in the event of termination by the Company for Financial Cause. Pursuant to the employment agreements, Messrs. Hirsch, Budagher and Ocepek have agreed that, subject to certain exceptions, during the term of their respective agreements and for one year thereafter, they will not (i) solicit, entice, persuade or induce any employee of the Company or its subsidiaries to terminate his employment with the Company or its subsidiaries or become employed by any other person and (ii) compete with the Company through any person or other business enterprise having or operating transmission towers within any of the same markets as the Company or any of its subsidiaries.

     Executive Employment Agreement with Mr. Carpenter. Mr. Carpenter entered into an Employment Agreement with MTS, on June 30, 1997 for a term of three years pursuant to which Mr. Carpenter serves as President and Chief Executive Officer of MTS. The employment agreement provides that Mr. Carpenter shall receive an annual salary of $150,000 and shall be eligible for a bonus for each fiscal year during which Mr. Carpenter is continuously employed by MTS. The employment agreement also provides that Mr. Carpenter will be entitled to such benefits as are customarily provided to other employees of MTS. Pursuant to his employment agreement, Mr. Carpenter has agreed that he will not, during the term of his employment and for two years thereafter, (i) directly or indirectly, call upon any customer of MTS, the

Company or their respective subsidiaries for the purpose of selling to or supplying such customer with products or services similar to the products and services provided by MTS, the Company or their respective subsidiaries and (ii) directly or indirectly, solicit or employ any person employed by MTS, the Company or their respective subsidiaries.

COMPENSATION OF DIRECTORS

     Prior to the April Merger, Directors received $500 for each Board of Directors meeting attended and reimbursement for expenses incurred in attending such meetings. In addition, Directors who served on committees received $100 per hour for time spent attending meetings of such committees. The Company has not adopted a formal policy regarding the compensation of Directors following the April Merger. The Company anticipates that Directors will be compensated in accordance with the policy in effect prior to the April Merger until such time as a new policy has been adopted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Set forth below is a description concerning transactions that may not otherwise be described herein by and between the Company and/or its affiliates and other persons or entities affiliated with the Company or its affiliates. The Company is of the view that each of such transactions was on terms no less favorable to the Company than would otherwise have been available to the Company in arms-length transactions with unaffiliated third parties.

     Until March 1, 1997, Michael R. Budagher owned 50% of Specialty Constructors Coatings, Inc. ("SCC"). SCC provides lead abatement services and finishes or refinishes metal structures, principally elevated water towers. During the year ended June 30, 1997, the Company paid $606,304 for services provided by SCC to the Company. On March 1, 1997, Mr. Budagher sold his interest in SCC to two employees of SCC pursuant to a warrant to purchase said interests that was sold to those employees in 1996. On June 1, 1997, the Company acquired substantially all the assets of SCC in exchange for 55,814 shares of Common Stock.

     Bruce P. Budagher, Vice President of Specialty Constructors and the brother of Michael R. Budagher, and Sheril E. Budagher, the spouse of Michael R. Budagher, own all of the outstanding stock of Specialty Manufacturing, Inc. ("SMI"). Until August 1997, SMI manufactured devices ("SMI ground kits") that ground electric transmission lines used in connection with wireless transmitting and receiving facilities. Historically, the Company has bought SMI ground kits for use in connection with certain of the Company's wireless infrastructure building operations. During fiscal 1997 and 1998, the Company purchased $29,852 and $3,768, respectively, of SMI ground kits. In August, 1997, MTS acquired substantially all the inventory and manufacturing equipment of SMI and the right to manufacture and sell SMI ground kits in exchange for approximately $134,832 in cash and the right to receive a royalty of $2.00 per SMI ground kit sold by MTS during the period beginning August 1, 1997 and ending July 31, 2000. During fiscal year 1998, the Company paid $42,348 to SMI pursuant to the royalty arrangement.

     The Company has utilized contract labor from Budagher Tower Co., a company wholly owned by William J. Budagher, a brother of Michael R. Budagher and Bruce
P. Budagher. The Company paid $452,338 and $252,933 for contract labor services provided by Budagher Tower Co. for the fiscal years ended June 30, 1997 and 1998, respectively.

     The Company presently leases approximately 6,400 square feet of office space from Michael R. Budagher for $16,800 annually. The office space is located in Cedar Crest, New Mexico. This office serves as the Company's headquarters and as a regional office for the Company's wireless infrastructure building and implementation and wireless infrastructure electrical design and engineering operations. Management of the Company believes that the rent for the space is at least as favorable as could have been negotiated in an arms-length transaction.

     In connection with the merger of a wholly-owned subsidiary of the Company with and into MTS, on June 30, 1997, the Company borrowed $2,000,000 (the "Carpenter Loan") from Tommie R. Carpenter. The

Carpenter Loan has an interest rate of 8.25% and is secured by finished goods inventory of the Company. The principal balance of the Carpenter Loan at June 30, 1998 was $80,000.

     On December 29, 1997, the Company loaned $600,000 to Jeffrey A. Howard (the "Howard Loan"), due and payable on December 29, 2002, for the purchase of 50,000 shares of Common Stock. The Howard Loan is full recourse and has an annual interest rate of the lesser of (i) seven percent and (ii) the maximum rate of nonusurious interest allowed from time to time by law.

     On April 23, 1998, the Company and its subsidiaries entered into a ten-year agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of OmniPartners, pursuant to which they pay Hicks Muse Partners an annual fee of $180,000 for oversight and monitoring services to the Company and its subsidiaries. The annual fee is adjustable at the end of each fiscal year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company and its subsidiaries for the then current fiscal year, but in no event less than $180,000. Messrs. Thomas
O. Hicks, Jack D. Furst and Lawrence D. Stuart, Jr. are each principals of Hicks Muse Partners. In addition, the Company and its subsidiaries have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers and controlling persons, if any, and, agents and employees of Hicks Muse Partners or any of its affiliates from and against all claims, liabilities, losses, damages, and expenses, including legal fees, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Monitoring and Oversight Agreement.

     On April 23, 1998, the Company and its subsidiaries entered into a ten-year agreement (the "Financial Advisory Agreement") with Hicks Muse Partners. Hicks Muse Partners also will be entitled to receive a fee equal to 1.5% of the transaction value (as defined) for each add-on transaction (as defined) in which the Company and its subsidiaries is involved. The term "transaction value" means the total value of any add-on transaction (excluding any fees payable pursuant to the Financial Advisory Agreement in connection with such add-on transaction) including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring, or other similar transaction directly or indirectly involving the Company and its subsidiaries, and any other person or entity. Messrs. Thomas O. Hicks, Jack D. Furst and Lawrence D. Stuart, Jr. are each principals of Hicks Muse Partners. In addition, the Company and its subsidiaries have agreed to indemnify Hicks Muse Partners, its affiliates and their respective directors, officers and controlling persons, if any, and agents and employees of Hicks Muse Partners from and against all claims, liabilities, losses, damages, and expenses, including legal fees, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Financial Advisory Agreement.

     The Monitoring and Oversight Agreement and the Financial Advisory Agreement make available the resources of Hicks Muse Partners concerning a variety of financial and operational matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company and its subsidiaries without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under these agreements reasonably reflect the benefits received and to be received by the Company and its subsidiaries.

     OmniPartners, Mr. Budagher, the Budagher Family LLC, of which Mr. Budagher is the general manager, Mr. Tommie Carpenter (together with Mr. Budagher and the Budagher Family, LLC, the "Stockholder Group") and certain other stockholders of the Company have entered into a stockholders agreement (the "Stockholders Agreement") dated as of April 23, 1998. Pursuant to the Stockholders Agreement, each of Hicks, Muse, Tate & Furst Incorporated, an affiliate of OmniPartners ("HMTF"), and the Stockholder Group is entitled to designate up to four directors of the Board of Directors of the Company, dependent upon the percentage of the Common Stock owned by OmniPartners and its affiliates (the "Omni Group") or the Stockholder Group, as applicable. Without the affirmative vote of a majority of the directors elected by HMTF and a majority of the directors elected by the Stockholder Group, the Company cannot enter into certain transactions, including, without limitation, acquisitions involving an aggregate purchase price in excess of $5,000,000, the disposition of substantially all of the assets of the Company and its subsidiaries, debt financing involving more than $10,000,000 or any, merger, consolidation or business combination between the Company or a subsidiary of the Company and any other entity. Also, pursuant to the terms of the Stockholders Agreement, the Company has the right of first offer upon the proposed transfer of certain shares of Common Stock that are subject to the Stockholders Agreement. If the Company chooses not to or fails to purchase such shares, the member of the Omni Group or Stockholder Group desiring to effect the transfer may offer to include in the transfer a certain percentage of shares held by other non-selling shareholders. In addition, OmniPartners and certain of its affiliates have agreed that prior to the termination of the Stockholders Agreement, none of them will purchase or otherwise acquire, directly or indirectly, more than 49.9% of the outstanding shares of Common Stock. Furthermore, none of such parties will take certain actions, including, without limitation, soliciting proxies, encouraging the formation of voting trusts or commencing other actions in order to seek control of the Board of Directors of the Company. At any time, (i) members of the Omni Group owning at least 35% or more of the aggregate number of Registrable Shares (as defined in the Stockholders Agreement) then owned by the Omni Group or (ii) members of the Stockholder Group owning 35% or more of the aggregate number of Registrable Shares then owned by the Stockholder Group, may request the registration of all or part of its or their Registrable Shares. Furthermore, all holders of Registrable Shares may include its or their Registrable Shares in each registration of equity securities by the Company.

     On August 13, 1998, the Company announced that it had entered into a build-to-suit agreement with Alamosa PCS, L.L.C. ("Alamosa"), an affiliate of Sprint PCS, for the construction of approximately 250 towers for which Alamosa will be the anchor tenant. It is anticipated that construction of the towers will be completed by the year 2000. Michael R. Budagher currently owns approximately 12% of the outstanding equity of Alamosa.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by the Commission to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on the Company's review of the copies of such reports furnished to the Company, the Company believes that, during the fiscal year ended June 30, 1998, all filing requirements applicable to its officers, directors and greater than ten-percent owners were complied with, except the Forms 4 for Mr. Stuart and Mr. Furst, relating to the transfer of Common Stock to each of them by OmniPartners, were late. Forms 5 were filed for Mr. Stuart and Mr. Furst with respect to such transfers.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the attorneys-in-fact named in the accompanying proxy to vote in accordance with their judgment on such matters.

                              VOTING REQUIREMENTS

     The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as November 3, 1998. At the close of business on the record date, 15,106,360 shares of the Company's Common Stock were issued and outstanding. Stockholders will vote at the Annual Meeting as a single class on all matters, with each holder of shares of Common Stock entitled to one vote per share held.

     With regard to the Proposal for the Election of Directors, votes may be cast for or votes may be withheld from each nominee. Directors will be elected by plurality vote. Therefore, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may not be specified with respect to the election of directors and, under Delaware law, broker non-votes (as explained below) will have no effect on the outcome of the election of directors. In general, a broker who holds securities in street name has limited authority to vote on matters submitted at a stockholders meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the National Association of Securities Dealers, Inc. (the "NASD") to vote on specific matters without the necessity of obtaining instructions from the beneficial owner, a broker will specify a "non-vote" on particular matters. For purposes of Delaware law, a broker non-vote is counted as present for quorum purposes, but is generally excluded entirely from determining whether a particular matter has been approved.

     If no directions are specified in any duly signed and dated proxy card received by the Company, the shares represented by that proxy card will be counted as present for quorum purposes and will be voted by the attorneys-in-fact named in the proxy FOR the election of the Class I Director nominees recommended by the Board of Directors and in accordance with the discretion of the named attorneys-in-fact on other matters properly brought before the Annual Meeting.

                              INDEPENDENT AUDITORS

     The engagement of KPMG Peat Marwick LLP, which had theretofore served as the Company's independent auditors, was terminated effective July 21, 1998. By unanimous written consent dated as of July 21, 1998, the Board of Directors of the Company engaged the accounting firm of Ernst & Young, LLP as the independent auditors for the Company for its fiscal year ended June 30, 1998. The additional disclosures with respect to this matter called for by this item were previously reported (as that term is defined in Rule 12b-2 under the Exchange Act) in the Company's Form 8-K dated July 21, 1998 filed with the Commission on July 24, 1998. It is expected Ernst & Young, LLP will be reappointed by the Board of Directors to serve in that capacity again for the fiscal year ending June 30, 1999. No member of Ernst & Young, LLP or any of its associates has any financial interest in the Company or its affiliates. It is anticipated that a representative of Ernst & Young, LLP will be available at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of Ernst & Young, LLP, if desired.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be included in the Proxy Statement relating to the 1999 Annual Meeting of Stockholders of the Company must be received by no later than July 9, 1999 at the Company's principal executive offices, 12001 State Highway 14 North, Cedar Crest, New Mexico 87008, Attention: Corporate Secretary. Proposals must comply with the proxy rules of the Commission relating to stockholder proposals in order to be included in the proxy materials. In the case of other stockholder proposals not included in the Company's proxy materials, the Company may generally exercise discretionary voting authority, conferred by proxies, at its 1999 Annual Meeting with respect to any such proposal that is not timely submitted (i.e., of which the Company did not have notice by September 24, 1999).

                          ANNUAL REPORT ON FORM 10-KSB

     A copy of the Company's Annual Report on Form 10-KSB which contains copies of the Company's audited financial statements is being sent to stockholders with this Proxy Statement.

     IN ADDITION, THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY STOCKHOLDER, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB. REQUESTS FOR THIS REPORT SHOULD BE ADDRESSED TO DENNIS K. HARTNETT, CORPORATE SECRETARY OF OMNIAMERICA, INC., 12001 HIGHWAY 14 NORTH, CEDAR CREST, NEW MEXICO 87008, TELEPHONE NUMBER (505) 281-2197.

     The foregoing Notice and Proxy Statement are sent by order of the Board of Directors.

                                            DENNIS K. HARTNETT
                                            Corporate Secretary

November 9, 1998

                                                                      APPENDIX A


                               OMNIAMERICA, INC.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 11, 1998

     The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints Dennis K. Hartnett and F. Howard Mandel, and each of them, with full power of substitution, as the undersigned's proxy and attorney-in-fact to vote at the Annual Meeting of Stockholders of OmniAmerica, Inc. (the "Company") to be held on December 11, 1998 (the "Annual Meeting"), or at any adjournment thereof, all shares of voting stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may properly come before the Annual Meeting or at any adjournment thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE CLASS I DIRECTOR NOMINEES RECOMMENDED BY THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFIC DIRECTIONS ARE GIVEN, ALL THE VOTES ATTRIBUTABLE TO YOUR VOTING SHARES WILL BE VOTED FOR THE CLASS I DIRECTOR NOMINEES.

     CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON THE REVERSE SIDE.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               OMNIAMERICA, INC.

                               DECEMBER 11, 1998


               -Please Detach and Mail in the Envelope Provided-


        Please mark your
A [ X ] votes as in this
        example.

                  FOR ALL        WITHHOLD
                  NOMINEES       AUTHORITY
                 (except as       FOR ALL
               indicated below)   NOMINEES
1. ELECTION OF                               NOMINEES:  John D. Emery       2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
   DIRECTORS:        [   ]         [    ]               Carl E. Hirsh          VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY
                                                        Jeffery A. Howard      PROPERLY COME BEFORE THE ANNUAL MEETING OR AT ANY
                                                                               ADJOURNMENT THEREOF.
(To withhold authority to vote for any individual
nominee, print the nominee's name below.)
                                                                            Please sign, date and return this proxy promptly using
                                                                            the enclosed envelope even if you plan to attend the
-------------------------------------------------                           meeting.







Signature                                 Date                Signature (if held jointly)                      Date
          -------------------------------      --------------                             --------------------      --------------

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.






                                      A-2